SCHEDULE 14A INFORMATION

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ALTERA CORPORATION

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[MEMO SENT TO ALTERA EMPLOYEES RE: OPTION EXCHANGE PROGRAM]

For internal use by Altera

®

Internal Memorandum

DATE:	March 25, 2003

TO:	All Altera Employees

FROM:	John P. Daane

SUBJECT:	Stock Option Exchange Program

     I’m pleased to announce that Altera’s Board of Directors has approved a Stock Option Exchange Program for eligible company employees (and eligible employees of our subsidiaries) and will seek shareholder approval of this program at Altera’s annual shareholder’s meeting on May 6, 2003. This voluntary program is designed to allow eligible employees to exchange some or all of their eligible stock options for a lesser number of options at a new exercise price.

     As you know, the state of the semiconductor industry, and the economy as a whole, over the past couple of years has resulted in many of you holding options with exercise prices significantly higher than our current share price. This disparity minimizes the original intent of stock options, which are used by Altera as a long-term compensation incentive. Recognizing this disparity, our Board has approved the Option Exchange Program with the goal of allowing eligible employees to start anew with options priced in a way that we hope will reward your efforts to grow the value of our company.

     Although some of the details of the Option Exchange Program are still being decided, you should read Proposal No. 2 in the company’s proxy, which was filed today and is available on the Stock Administration webpage under the menu item labeled “Option Exchange Program.” Employees who own stock will also receive a copy of the proxy in the mail, along with our annual report. If the shareholders approve the Option Exchange Program, detailed information about how the program works will be presented in “tender offer” materials that we expect to file with the SEC on or about June 5, 2003. At that time, we will also be distributing a detailed “Question and Answer” document, which will provide eligible employees with important information about the program.

     Although you should not make any decisions about whether to participate in the Option Exchange Program (if it is approved by shareholders) until all of the relevant information is made available to you, the following pages contain some preliminary information about this program. Please keep in mind, however, that this is not an offer to participate in the program. If Altera determines that you are eligible to participate, you will be notified accordingly on or about June 5, 2003.

     There are no action items on your part right now, other than the responsibility, if you are a shareholder, to review the proxy statement and vote. The next communication you will receive, on or about May 7, 2003, will be notification of the results of the shareholders’ vote. Please keep in mind that for legal reasons we must limit the amount of information that is disseminated to employees about the program at this time. Your supervisor will not have any more information than you do, and supervisors must refrain from giving advice about the program or trying to answer your questions. Therefore, please refer any questions to the Legal department, via e-mail, at alteralegal@altera.com.

     I am pleased that Altera’s Board of Directors submitted this program for shareholder approval, and I thank you for your continued efforts to win in our marketplace.

ALTERA CONFIDENTIAL—FOR INTERNAL USE ONLY

Stock Option Exchange Program
Question and Answer

(1) Why is Altera implementing the Option Exchange Program?

     Our Board of Directors approved this program in order to increase the motivational and retention value of our stock option program and to decrease the potentially dilutive effect of the large number of options held by employees that have exercise prices substantially above the current market price of our common stock.

(2) Why is Altera seeking shareholder approval of this program?

     Altera’s Board of Directors passed a resolution several years ago stating that we cannot undertake an exchange program without such approval. In any event, we believe that it is in the best interests of the company and its shareholders to obtain advance approval before implementing the Option Exchange Program.

(3) Do I have to participate in this program?

     No, the program is strictly voluntary. If the program is approved by shareholders, we anticipate that there will be an offering period in June 2003 of at least 20 U.S. business days during which time eligible employees can either elect or decline to participate.

(4) Who is eligible to participate?

     If implemented, we will offer the Option Exchange Program to all of our existing employees and the employees of our subsidiaries worldwide who, at the time of the offer, hold eligible stock options, except for (1) Altera’s six most highly compensated officers, (2) employees hired after December 1, 2002, (3) members of our Board of Directors, and (4) employees located in countries where it is not feasible or practical under local regulations to offer the Option Exchange Program, as determined by us in our sole discretion.

     Additionally, an employee who tenders his or her options for exchange will only receive new shares in exchange if he or she is employed by us (or one of our subsidiaries) on the date that the new options are granted.

     If the Option Exchange Program is approved by shareholders, complete and final eligibility requirements will be included in plan documents to be filed with the Securities and Exchange Commission (“SEC”) and distributed to eligible employees in June 2003. Any documents filed with the SEC will be available for viewing on Altera’s Stock Administration webpage.

(5) How will the Option Exchange Program work?

     We are proposing a “value neutral” exchange, which means that eligible employees who elect to participate in the program will receive a smaller number of new options than they surrender in the exchange. Additionally, the new options will have a new vesting schedule, thus requiring employees to continue their employment with us (or one of our subsidiaries) in order to realize any benefit from the new options.

     Upon the commencement of the Option Exchange Program, eligible employees will be offered the opportunity to participate in the program under an Offer of Exchange to be filed with the SEC and distributed to all eligible employees. Eligible employees will be given at least twenty (20) U.S. business days in which to accept the offer (“offering period”). Those who choose to participate must decide which option grants they wish to exchange and complete the necessary election forms. Employees will be required to either accept or decline the exchange for every one of their eligible option grants. Any surrendered options that are accepted by us for exchange will be cancelled on the first business day following the end of the offering period. The new options will be granted no earlier than six months and one day following the cancellation of the old options.

(6) When will the Option Exchange Program take place?

     Although the program is subject to cancellation at the Board of Directors’ discretion and the dates are subject to change, the following provides an optimistically targeted timeframe. Events related to the Option Exchange Program will occur no earlier than the following:

May 6, 2003	Altera’s annual shareholders meeting—approval of the Option Exchange Program MUST be received from our shareholders in order to proceed

May 23, 2003	Exchange ratios determined (see question 11 below)

June 5, 2003	Election materials and additional information about the program provided to eligible employees

June 5-July 3, 2003	Offering period

June 2003	Presentations to eligible employees regarding the program

January 5, 2004	First date that new options may be granted to eligible employees who elected to participate in program and are employed by us (or one of our subsidiaries) on this date

(7) Why will it take so long to start the program and grant the new options?

     The June start date is necessary in order for Altera to comply with accounting rules, which require a six month and one day delay from our last option grant date to eligible participants. Assuming that the offering period ends on July 3, 2003, the new options cannot be granted until January 5, 2004 due to accounting rules which require that, in order to avoid negative accounting treatment, no new options can be granted until six months and one day after the surrendered options have been cancelled. Please note that this also includes focal grants. Therefore, employees who elect to participate in the exchange program will not be considered for “July 2003” focal grants until sometime after January 5, 2004.

(8) Can I exchange options under any of Altera’s stock option plans?

     No, only options granted under the 1996 Stock Option Plan are eligible to be exchanged.

(9) Will all of my outstanding options under the 1996 Plan be eligible for exchange?

     Not necessarily. In order to be eligible for exchange, your options must generally have an exercise price of at least 1.5 times the fair market value (“FMV”) of our common stock on May 23, 2003 (with FMV being defined, for purposes of determining the exchange ratios, as the average closing price of our common stock over the twenty trading days preceding May 23, 2003). The only exception to this rule is for options that were granted less than six months and one day prior to the commencement of the offering period (i.e., after December 3, 2002, assuming that the offering period begins on June 5, 2003). Those options, which we refer to herein as Six Months Prior Options, must be exchanged, regardless of the exercise price, if you elect to exchange other eligible options. Please see Question 17 for more details about Six Months Prior Options.

(10) If I elect to participate, must I exchange all of my eligible outstanding options?

     No, eligible employees may elect to exchange as many, or as few, options as they like, except that you cannot partially cancel an outstanding option grant. In other words, if you choose to exchange a particular option grant, all unexercised options within that grant (i.e., all options granted to you on the same grant date and at the same exercise price) will be exchanged and cancelled.

     Please note that there is an important exception to this rule. Any eligible employee who has a Six Months Prior Option (i.e., anyone who received a grant after December 3, 2002) must exchange that grant, regardless of the exercise price, if she or he wishes to participate in the program. This is because Altera would incur adverse accounting consequences by allowing participating employees to keep those grants, which could, in turn, negatively affect our stock performance. Please see Question 17 for more details about Six Months Prior Options.

(11) How will you determine the number of options that I receive in exchange for my outstanding options?

     The number of options that an employee must surrender in order to obtain a new option is called the exchange ratio. For example, an exchange ratio of 3.00 means that an employee must surrender three old options in order to receive one new option. Various exchange ratios will be set corresponding to the exercise prices of the eligible stock options. The exchange ratios will be determined in a manner designed to be value neutral in order to minimize shareholder dilution and improve the likelihood that shareholders will approve this proposal. The number of new options granted according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis.

(12) When will the exchange ratios be determined?

     Because there will be an approximate three-month delay between the date that the proxy will be mailed to shareholders and the date the Option Exchange Program may commence, we will select the option exchange ratios from the table in Question 13 on May 23, 2003 based on the fair market value of our common stock, which, for purposes of determining the exchange ratios, is defined as the average closing price of our common stock over the twenty trading days preceding May 23, 2003 (the “FMV”).

(13) How will the exchange ratios be determined?

     We will use the exchange ratios for the FMV in the table below that are closest to the FMV calculated on May 23, 2003. If the FMV calculated on May 23 falls between any two of the FMVs listed across the top row of the table below, we will interpolate between those values to determine an appropriate exchange ratio, rounded to the nearest 0.25 share. For example, if the FMV as of May 23, 2003 is $10.25 per share, the interpolated tier 1 exchange ratio would be 3.75, which is the closest 0.25 share increment between the exchange ratios of 3.00 and 4.00 that corresponds to the relative value of the $10.25 per share FMV in relationship to the $9.50 per share and $12.00 per share FMVs listed in the table below. The exchange ratios for tiers 2 through 5 for a FMV of $9.50 per share would be those shown for a FMV of $12.00 per share.

     If the FMV calculated on May 23, 2003 is below $7.00 per share or above $17.00 per share, the exchange ratios will be recalculated with the assistance of an outside consultant using the same valuation methodology described above. If the FMV calculated on May 23, 2003 is above $25.00 per share, the Board of Directors has determined that the Option Exchange Program will be cancelled.

     Potential Exchange Ratios for Possible Share Prices of Our Common Stock:

	Exercise Price of	$7.00 per	$9.50 per	$12.00 per	$14.50 per	$17.00 per
Tier	Old Options	share	share	share	share	share

1	$48.00 or Higher	5.00	4.00	3.00	2.50	2.25
2	$40.00 – $47.99	3.50	3.00	2.50	2.25	1.75
3	$30.00 – $39.99	2.50	2.25	2.00	1.75	1.50
4	$26.00 – $29.99	2.25	2.00	1.50	1.50	1.25
5	Below $26.00*	2.00	1.75	1.50	1.50	1.25

* An option grant will be eligible for exchange only if its exercise price is at least 150% of the FMV of our common stock on May 23, 2003. Consequently, certain option grants in this tier (“Below $26.00”) may not be eligible for the exchange.

(14) What will the exercise price of the new options be?

     Subject to possible differences in certain international locations, the new options will have an exercise price equal to the closing price of our common stock on the date of the new grant. The new options will be granted at least six months and one day after the end of the offering period (i.e., no sooner than January 5, 2004, assuming that the offering period ends on July 3, 2003).

(15) What will the vesting schedule of the new options be?

     Generally speaking, and except in certain countries outside of the United States as determined by us in our sole discretion, the new options will vest over a thirty-month period with twenty percent vesting on the six-month anniversary of the grant date and the remainder vesting in equal amounts on a monthly basis. This means that all replacement options will be unvested at the time of the new grant, regardless of whether the options exchanged were partially or wholly vested.

     Please note, however, that options intended to replace Six Months Prior Options (i.e., those granted after December 3, 2002) will vest according to their original vesting schedule. For example, if the old grant would have been 25% vested as of January 10, 2004, then the new grant will be 25% vested on January 10, 2004 as well. Please see Question 17 for more details about Six Months Prior Options.

(16) What will the term of the new options be?

     The term of an option is the length of time during which it may be exercised. Except in certain countries outside the United States as determined by us in our sole discretion, each new option will have a term of seven years, regardless of the term remaining on the options that were exchanged. However, options intended to replace Six Months Prior Options will maintain their original term. For example, if you have a Six Months Prior Option with a ten-year term that you elect to exchange and, at the time the replacement option is granted, one year has passed since you received the original grant, the replacement option will have a term of nine years. Please see Question 17 for more details about Six Months Prior Options.

(17) What if I received a Six Months Prior Option?

     A Six Months Prior Option is any stock option that was granted during the six month and one day period prior to the beginning of the offering period. Assuming that our offering period begins on June 5, 2003, a Six Months Prior Option is any option granted after December 3, 2002. If you received a Six Months Prior Options, you must exchange that option if you wish to participate in the Option Exchange Program. This is because Altera would incur adverse accounting consequences by allowing participating employees to keep any grants awarded less than six months and one day prior to the beginning of the offering period. The following conditions will apply to Six Months Prior Options, except to the extent necessary to comply with foreign laws or to be eligible for favorable foreign tax treatment: (1) the options will be replaced on a value neutral basis; (2) the options will vest in accordance with the vesting schedule of the options they are replacing; and (3) the options will have the same term as the options they are replacing. For example, if an employee received a Six Months Prior Option with a ten-year term and where twenty-five percent of the shares subject to that option are scheduled to vest on January 15, 2004, the term of the replacement option will be what remains of the original ten-year term and twenty-five percent of the shares subject to the new option will vest, subject to continued employment, on January 15, 2004.

(18)  What if the stock price increases greatly after I have elected to participate in the program? Can I change my mind and keep my old options?

     Although you may change your mind about participation during the offering period, once the offering period closes (i.e., on or about July 3, 2003) your election to participate is irrevocable—no matter what happens to the stock price. In other words, even if the stock price increases greatly between the time that the offering period ends and the replacement options are granted, you cannot back out of the program. It is important to realize that you will bear some market risk by choosing to participate in the program.

(19)  What if I’m on a leave of absence during the offering period or any time prior to the time that the new options are granted?

     Employees who are on approved leaves of absence will have the same opportunity to participate in the program as other employees. However, if you are on a leave at any point in the process, you will need to keep Human Resources informed as to how best to contact you (e.g., e-mail, U.S. mail, etc.) so that notices regarding the program will reach you in a timely fashion. Please note that if you elect to participate in the program and your employment terminates at any time after the end of the offering period, you will forfeit any options that you sought to exchange and you will not receive replacement options. You will have the standard thirty (30) days following termination to exercise any vested options that you did not elect to exchange.

(20) How can I view a summary of my current options?

     You can view all of your outstanding option grants, including vesting information, on the Stock Administration webpage, located at http://is-web.altera.com/corp/fin/rpts/Stock_Admin/index.html. If you have never logged on before, you will need to create a password prior to accessing your account.

(21) What do I have to do now?

     As a potential participant, there are no immediate action items at this time. If you are an Altera shareholder, you will have the opportunity to vote on the program when you receive our proxy statement and voting materials in the mail. If Altera shareholders approve the program at the annual meeting on May 6, there will be an offering period in early June of at least 20 U.S. business days during which eligible employees must elect or decline to participate in the program. At the beginning of the offering period, Altera will issue more detailed information about the Option Exchange Program to aid you in the decision-making process.

(22) Who should I contact if I have additional questions?

     Unfortunately, we are limited in the amount of information we can disclose about the Option Exchange Program at this time. The only information that is currently available is included in this document and the proxy. This is because details of the program are still being finalized and we will not be able to file the required documents with the SEC until early June. Neither your manager nor your Employee Relations Representative has additional information, and it is Altera policy that they must refrain from giving advice about the program or trying to answer questions. Should you need clarification about an item discussed in this memo, please send an e-mail to the Legal department at alteralegal@altera.com and we will do our best to assist you.

** We will file with the SEC a tender offer statement and other materials relating to the Option Exchange Program upon receiving stockholder approval. You should read these materials carefully when they become available because they contain important information. We will provide these materials to you free of charge upon request and you may obtain them free of charge from the SEC’s website at www.sec.gov when they are available.

[For Use in Quarterly Employee Meetings-For Altera Internal Use Only] Option Exchange Program Objectives Replace Underwater Options Balance Interest Of Shareholders And Employees Avoid Charges To Earnings

Repricing - The "Old" Days Used To Be That Companies Could Reprice Options........... Without Shareholder Approval Without Creating Unreasonable Shareholder ill Will Without Creating An Accounting Expense Situation Changed By Late 1990's ISS Began To Recommend "Against" Votes For New Shares Unless Plan Prohibited Repricing Other Large Shareholders Independently Adopted Same Position

Repricing - Today In Response: Altera Board Passed Resolution Prohibiting Repricing Without Shareholder Approval In October 2000 Accountants Have Changed Interpretation Of The Rules Traditional Option Repricings Now Trigger "Variable Accounting" Variable Accounting = Large, Ongoing, And Unpredictable Charges To Earnings

Important To Shareholders Establish A "Value Neutral" Exchange An Option (Even Underwater) Has Value A Smaller Number Of Lower Priced Options Will Have An Equivalent Value Altera Used Outside Experts To Calculate The Equivalent Number Of Replacement Options (Exchange Ratios) Determination Of Final Exchange Ratio On May 23

Important to Shareholders (con't.) Other Considerations: No Immediate Vesting Only Options With Exercise Price ^ 150% Of Fair Market Value Are Eligible Exclude Executive Officers (Top 6) And Board

How to Avoid Variable Accounting Receive Replacement Options At Least 6 Months After Canceling Previous Ones No New Options 6 Months Before Offering Period Begins (Or Surrender Those, Too) No More Options During 6 Months After Offering Period Ends Leads To: "6 Month + 1 Day" Plans: Altera, Agilent, AMD, Adobe, And Many Others

Other Key Information Subject To May 6 Shareholder Approval Determination Of Final Exchange Ratio On May 23 Offering Period Will Likely Begin In Early June And End In Early July Participation Is Voluntary: Employees May Choose Options To Be Replaced Monthly Vesting, 6 Month Waiting Period Additional Materials Describing Program Available In Early June

Final Cautionary Thoughts Individual Decision Employee Assumes Market Risk Must Be Employed On Date Replacement Option Granted Further Information Available When Exchange Offer Made We will file with the SEC a tender offer statement and other materials relating to the option exchange program upon receiving stockholder approval. You should read these materials carefully when they become available because they contain important information. We will provide these materials to you free of charge upon request and you may obtain them free of charge from the SEC's website at www.sec.gov when they are available.